UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): June 26, 2006


                          LEUCADIA NATIONAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    NEW YORK
                 (State or Other Jurisdiction of Incorporation)


         1-5721                                           13-2615557
(Commission File Number)                       (IRS Employer Identification No.)


         315 PARK AVENUE SOUTH
           NEW YORK, NEW YORK                                  10010
(Address of Principal Executive Offices)                     (Zip Code)


                                  212-460-1900
              (Registrant's Telephone Number, Including Area Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.  Entry into a Material Definitive Agreement.

On June 28, 2006, Leucadia National Corporation (the "Company") entered into a Credit Agreement dated as of June 28, 2006 with JPMorgan Chase Bank, National Association, as Administrative Agent, and the Lenders Party Thereto for a $100 million unsecured credit facility that matures in five years and bears interest based on the Eurocurrency rate or the prime rate.


Item 8.01.  Other Events.

Pursuant to a Stock Purchase Agreement dated as of June 26, 2006, by and among Broadview Networks Holdings, Inc., ATX Communications, Inc., the Stockholders of ATX Communications, Inc. and Leucadia National Corporation, LUK-CLEC, LLC, a wholly-owned subsidiary of Leucadia National Corporation (the "Company") and the other stockholders of ATX Communications, Inc. agreed to sell their entire interests in ATX Communications, Inc. to Broadview. Closing of the transaction is subject to receipt of required regulatory approvals, purchaser financing and satisfaction of certain closing conditions. After payment of closing costs, amounts due to minority interests and estimated net working capital adjustments, at closing the Company would receive net cash proceeds of approximately $85,000,000, and would record a pre-tax gain of approximately $30,000,000.













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
                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 30, 2006

                                       LEUCADIA NATIONAL CORPORATION

                                       /s/ Joseph A. Orlando
                                       -------------------------------------
                                       Name: Joseph A. Orlando
                                       Title: Vice President and
                                              Chief Financial Officer


















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